CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         EASTCO INDUSTRIAL SAFETY CORP.

                Under Section 805 of the Business Corporation Law
                            of the State of New York

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the president and secretary of the corporation hereby certify:

FIRST: The name of the corporation is: EASTCO INDUSTRIAL SAFETY CORP.

SECOND:  The Certificate of Incorporation was filed by the Secretary of State of

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New York on the 15th day of May, 1958 under the name of Glofane Co., Inc.

THIRD: The amendment to the Certificate of Incorporation effected by this Certificate is as follows: Paragraph FIRST of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended to read as follows:

"FIRST: The name of the corporation is: WORKSAFE INDUSTRIES INC."

FOURTH: That the amendment to the Certificate of Incorporation was authorized by an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote on an amendment to the Certificate of Incorporation at a meeting of shareholders. Said authorization being subsequent to the affirmative vote of the Board of Directors.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 16th day of December , 1998.

                                                /s/ Lawrence Densen
                                                Lawrence Densen, President

                                                /s/ Anthony P. Towell
                                                Anthony P. Towell, Secretary

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